Exhibit 10.21

LICENSE AGREEMENT (OFFICE SPACE) SUMMARY OF TERMS

Contract No.	DOC646
Airport	6N5 Atlantic Aviation Metroport NYC, 499 East 34,h Street, New York, NY 10016
Operator	Macquarie Aviation North America 2, Inc. d/b/a/ Atlantic Aviation Metroport
Master Lease Agreement(s)	Concession agreement dated October 1, 2019 between The City of New York acting by and through The NYC Department of Small Business Services (NYCEDC) and Macquarie Aviation North America 2 Inc.
Facility	Heliport located at 499 East 34th Street NY, NY 10016
User	Name: Blade Urban Air Mobility, Inc. Contact: Melissa Tomkiel (Melissa@flyblade.com) Phone: 646-981-8000 Email: Melissa@flvblade.com
Description of Space	South Terminal lounge and office space for helicopter passengers and staff to include storage. Automobile or other vehicles are not permitted on the active ramp, parking for one vehicle included in facility parking lot on access road.
Purpose for use of Space

Use for passenger lounge and reception for Blade Helicopter customers prior to flights. Use of area to operate office staff and Blade Helicopter personnel during business hours of the heliport, 0800 am to 8:00pm Monday through Fridav.

Effective Date	December 1, 2019
Initial Term	[***] with Mutually Agreeable Option, not to be urueasonably withheld, of an additional [***] Terms TBD
User Fees*

Space Use Fee (monthly):Year I [***] [***]

[***]: TBD

Parking: included one space in access road lot

Janitorial: NIA Security: NIA

Other: all maintenance related to tenninal electric, plumbing and construction is at the cost of the tenant Blade Inc. see attached terms

*All fees and charges, including without limitation the Space Use Fee is subject to an annual increase of a minimum of 10% on each anniversary of the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Summary of Terms and the attached License Agreement as of the Effective Date, and the person executing this Summary of Terms on behalf of User represents and warrants that he or she has full power and authority to do so.

OPERATOR		USER
By:	/s/ Patricia Wagner	By:	/s/ Melissa Tomkiel
Title:	General Manager	Title:	Melissa Tomkiel – General Counsel
Date:	1/8/2020	Date:	1/6/2020

LICENSE AGREEMENT

(OFFICE SPACE)

This LICENSE AGREEMENT ("Agreement'') is entered into as of the Effective Date by and between the Operator and User. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Summary of Terms to which this Agreement is attached.

1.           Right to Use Space.

1.1          Operator grants User a temporary right to use and occupy the Space described in the Summary of Terms. User accepts the Space in its "as-is" condition.

1.2          The Space shall be used exclusively for the purpose(s) set forth in the Summary of Terms. This Agreement does not grant User the right to conduct, and User shall not conduct, any business at Operator's facility unless User has obtained all required permits, authorizations and approvals.

1.3          User's rights granted herein are subject and subordinate to the terms and conditions of the Master Lease Agreement. User shall comply with the rules and regulations set forth on Schedule I to this Agreement, if any, specifying additional terms, conditions and obligations of User as they relate to the Master Lease Agreement. User shall abide by all reasonable rules and regulations governing the use of the Space under the Master Lease Agreement. Nothing in this Agreement shall create or purport to create any obligations of the Airport to User, and the Airport shall be deemed an intended third party beneficiary of this Agreement.

I.4          User shall keep and maintain the Space and every part thereof in good and clean condition and in accordance with reasonable rules or regulations established by Operator or the Airport from time to time during the Term. This provision is not intended to impose an obligation on User to repair the Space unless such repair is necessitated by the fault or neglect ofUser. User shall not make any alterations or additions to the Space, or inscribe, paint, affix or display on any part of the Space any sign, advertisement or notice, including \Vindow displays, without first obtaining Operator's written permission, and shall return occupancy at the termination of this Agreement in the same and in as good condition as exists on the Effective Date, except for reasonable wear and tear, damage by fire or casualty through no fault of the User and modifications expressly approved by Operator.

1.5         Operator reserves the right to enter the Space at all reasonable times for the purpose of making any inspection it may deem appropriate to the proper enforcement of any of the covenants and conditions of this Agreement or the Master Lease Agreement or to undertake repairs, additions or alterations to the Space.

1.6          This Agreement creates only a license terminable as set forth herein. Nothing in this Agreement shall be construed or deemed to construe a grant of an interest in real property or to convey an estate or to vest property rights in the User, nor shall this Agreement or its performance be interpreted to create a landlord/tenant, partnership, agency, joint venture, bailment, trust or :fiduciary relationship between Operator and User.

2.          User Fees.

2.1         User shall pay to Operator the monthly fees set forth in the Summary of Terms ("User Fees"), in advance, on the first day of each month during the Term in consideration of User's use and occupancy of the Space for the Term. User Fees shall be prorated on a daily rate basis for any partial month during the Term.

2.2          User agrees that the User Fees shall be subject to review and adjustment by the Operator as set forth in the Summary of Terms, and/or at other times by giving User not less than sixty (60) days written notice. After the effective date set forth in said notice, the new User Fees shall become effective automatically for all purposes, unless and until further adjustments are made to the User Fees in accordance with this Section 2.2.

2.3          User shall be liable for all taxes and fees owed on or by User's personal business. Under no circumstances shall Operator by liable for or required to pay any tax or fee owed by User.

2.4          Unless otherwise indicated in the Summary of Terms, User shall pay for all water, heat, gas, light, power, air conditioning, telephone and other utilities that Operator shall supply and, if applicable, trash disposal.

2.5          If User fails to pay any User Fees or other amounts provided for in this Agreement within five (5) days after the same becomes due and payable, User shall be obligated to pay a late charge equal to five percent (5%) of the amount not so paid when due. In addition, any Fees or other amounts to be paid by User pursuant to this Agreement which are not paid within ten (10) days after the same becomes due and payable shall bear interest at a rate equal to two (2) percentage points above the then applicable Wall Street Journal Prime Rate (U.S. money center commercial banks) or its successor, accruing from the date such amount became due and payable to the date of payment thereof by User. Such interest shall constitute additional User Fees due and payable to Operator by User upon the date of payment of the delinquent payment referenced above.

3.           Term and Termination.

3.1          This Agreement shall commence on the Effective Date and continue for the period of time set forth in the Summary of Terms (the "Initial Term"). After the Initial Term, this Agreement shall continue in effect from year to year, being automatically renewed after each year (each a '"Renewal Term"), unless either party gives written notice of termination, with or without cause, to the other party at least sixty (60) days prior to the end of the Initial Term or any Renewal Term thereafter. The Initial Term together with each Renewal Term is referred to as the "Term."

3.2          Operator may terminate this Agreement at any time upon sixty (60) days prior written notice to User.

3.3          This Agreement will automatically terminate upon the termination or expiration of the Master Lease Agreement for any reason or as otherwise expressly directed in writing by the Airport, and no damages, monies or compensation will be owed to the User by the Operator

3.4          Events of Default. Each of the following events shall constitute a default under this Agreement on the part of User:

(a)      the failure of User to pay and deliver to Operator any payment after same is due and fails to cure such default within five (5) business days after the Operator gives User written notice of such default; provided, that, Operator shall only be obligated to provide such notice and opportunity to cure two (2) times during any consecutive twelve (12) month period;

(b)     the failure of User to comply with any other provision of this Agreement as soon as reasonably practical and in any event within five (5) business days after written demand by Operator, except that if any non-monetary failure is not capable of being cured within such five (5) business day period, User shall be given a reasonable time to cure such failure so long as User has timely commenced curing such failure within the five (5) business day period and thereafter diligently proceeds to cure such failure as promptly as possible; and

(c)      the filing of any voluntary or involuntary petition or similar pleading under any section or sections of any bankruptcy act shall be filed by or against User or any voluntary or involuntary proceedings in any court shall be instituted to declare User insolvent or unable to pay User's debts, and in the case of any involuntary petition or proceeding if same is not dismissed within ninety (90) days from the date it is filed, or if User makes an assignment for the benefit of its creditors, or if a receiver is appointed for any property of User or if User's interest hereunder is levied upon execution or its attached by process oflaw and not discharged or dismissed within ninety (90) days.

3.5         Operator may terminate this Agreement upon prior written notice to User in the event of any default by User. User shall remove all of User's property from the Space and pay to Operator all outstanding User Fees and other charges due and owing Operator under this Agreement as promptly as practicable after the effective date of termination, but in all cases within five (5) business days of the effective date of termination. If User should fail to vacate the Space within such period, User shall be deemed to be a trespasser and Operator may peaceably enter upon the Space and remove User's property without further notice, demand or court proceeding and without liability to User. Operator shall be under no duty or obligation to store or maintain any ofUser's property at any time and shall not be liable to User for any damage to or destruction of such property. If Operator stores the property, User shall be liable to Operator for the costs of transportation and storage.

4.           No Assignment or Sublicense. User shall not assign, sublicense, or otherwise transfer this Agreement or its rights or obligations hereunder, or permit occupancy or use of the Space, in whole or in part, by another party without Operator"s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned. Any attempted assignment, sublicense, or other transfer without Operator's prior written consent shall be null and void.

5.          Insurance.

5.1         User agrees that it will maintain at its expense at all times during the Term in full force and effect, with insurers of recognized responsibility, minimum insurance coverage(s) as set forth on Schedule 2 to this Agreement. Each such policy shall name Operator, Atlantic Aviation FBO, Inc., their respective direct and indirect subsidiaries and affiliated companies under common control with Atlantic Aviation FBO, Inc., the Airport, and each of their respective officers, directors, agents, servants and employees as an additional insured (the "Additional Insureds"). Such insurance shall be primary insurance to any other insurance available to the Additional Insureds. If User fails to perform any of its obligations regarding the acquisition and maintenance of insurance, Operator may perform the same and the cost of same shall be payable by User upon Operator's demand. User acknowledges that its potential liability under this Agreement is not limited to the amount of insurance coverage it maintains or the limits required herein.

5.2         Operator agrees that, during the Term, it will maintain at its expense at all times in full force and effect, with insurers of recognized responsibility, minimum insurance coverage(s) as required by the Master Lease Agreement. Upon thirty (30) days written notice by the User, the Operator will provide User with a certificate of Operator's insurance coverage. Operator is required to respond to a request from User for a copy of such insurance certificate only one (I) time per calendar year.

6.          General Indemnity.

6.1          Any and all injury, breakage, or damage to the Space or the real property of which the Space is a part, arising from any act or omission of User or its agents, contractors, servants, invitees, or employees, may be repaired by Operator at the sole expense of User.

6.2         User agrees to indemnify, save and hold harmless the Additional Insureds from any and all liabilities, expenses, causes of action, damages, and/or reasonable attorney's fees resulting from or arising out of any of User's businesses, operations, occupancy, or use of the Space, or from any act or omission of User's agents, contractors, servants, invitees, or employees. This indemnity shall apply and protect the Additional Insureds whether or not the Additional Insureds were negligent or their actions or failures to act contributed to such liability, expense, cause of action or damage.

7.          Disclaimers of Liability.

7.1         All personal property of User, its agents, contractors, servants, invitees or employees, in and on the Space or any part of the real property on which the Space is located, shall be and remain therein under any and all circumstances at the sole risk of said parties and Operator shall in no event be liable to any such person or party for any damage to, or loss thereof.

7.2         Operator shall not be liable for any personal injury to User, User's agents, contractors, servants, invitees or employees arising from the use and condition of the Space or any part of the real property on which the Space is located.

7.3         THE PARTIES AGREE THAT UNDER NO CIRCUMSTANCES SHALL OPERATOR, ATLANTIC AVIATION FBO, INC., TIIBIR RESPECTIVE DIRECT AND INDIRECT SUBSIDIARIES AND AFFILIATED COMPANIES UNDER COMMON CONTROL WITH ATLANTIC AVIATION FBO, INC., OR THE AIRPORT BE LIABLE TO USER OR ANY OF USER'S AGENTS, CONTRACTORS, SERVANTS, INVITEES OR EMPLOYEES FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT OR TORT (INCLUDING STRICT LIABILITY AND NEGLIGENCE), INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR DIMINUTION IN VALUE, LOSS OF USE, LOST PROFITS OR LOST OPPORTUNITY. OPERATOR SHALL HAVE NO OBLIGATION TO KEEP, MAINTAIN OR SECURE USER'S PROPERTY, AND USER ASSUMES ALL RISK OF LOSS OR DAMAGE TO ITS PROPERTY LOCATED IN THE SPACE.

8.           Anti-Bribery. Anti-Corruption. User and User's affiliates shall not directly or indirectly pay, offer, give or promise to pay or authorize the payment of any money or other things of value to an official or employee of a government, public organization, Operator or its affiliates, any political party or candidate if any such payment, offer, act or authorization is for purposes of influencing official actions or decision or securing any improper advantage in order to obtain or retain business, or engaging in acts or transactions otherwise in violation of any applicable anti-bribery laws. User represents and warrants that neither User nor its affiliates, owners, shareholders, officers or directors own or are controlled by a "Restricted Person," which is defined as (1) the government of any country subject to an embargo imposed by the United States government, (2) an individual or entity located in or organized under the laws of a country that is subject to an embargo imposed by the United States Government, (3) individuals or entities ordinarily resident in any country subject to an embargo imposed by the United States government, or (4) individuals or entities identified by a government or legal authority with whom User or its affiliates, or Operator or its affiliates, are prohibited or restricted from dealing with, including persons designated under the U.S. Department of Treasury's Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Other Blocked Persons (including terrorists and narcotics traffickers); and similar restricted party listings, including those maintained by other governments pursuant to United Nations, regional or national trade or financial sanctions. User acknowledges and agrees that as part of Operator's trade sanctions policy, it will truthfully complete the OFAC Reporting Questionnaire, attached to this Agreement as Schedule 3, and return the completed questionnaire to Operator in no less than five (5) business days prior to the Effective Date. User represents and warrants that User is not engaging in this transaction in furtherance of a criminal act, including acts in violation of applicable anti corruption laws. If User learns that conduct has or may have occurred in violation of this Section, User shall inunediately notify Operator.

9.           European General Data Protection. User acknowledges and agrees to comply with all applicable data protection laws, particularly the European General Data Protection Regulation of April 27, 2016, Regulation (EU) 2016/679, (the "GDPR"). By entering into this agreement, User will be subject to operating in a manner which is compliant with the requirements of the GDPR.

10.         California Consumer Privacy Act Under the California Consumer Privacy Act ("CCPA") (A.B. 375, 2018 Reg. Sess. (Cal. 2018)) User represents and warrants upon receipt of personal information to abide by the restrictions of being a service provider and will comply with these restrictions. User represents and warrants that neither User nor its affiliates shall directly or indirectly sell, retain, use or disclose received personal information for any purpose other than for the specific purpose(s) of performing the services specified in the contract, outside of the direct business relationship between third party and the Operator, or as otherwise permitted by the CCPA. User shall not further collect, sell or use any personal information of consumers (that is disclosed to it by the Operator) except as necessary to perform the stated business purpose. If User learns that conduct has or may have occurred in violation ofthis Section 10, User shall immediately notify Operator in writing.

11.          Miscellaneous.

11.1       No delay, waiver, omission, or forbearance on the part of Operator to exercise any right or power arising from any breach or default by User under this Agreement will constitute or be deemed a waiver by Operator of any such right or power including, without limitation, the right to declare User in default hereunder for any subsequent breach. To the extent that User enjoys any sovereign or analogous immunity pursuant to any domestic laws, as the same may be amended from time to time (or the benefit of any aspect thereof) with respect to this Agreement or User's obligations hereunder, User hereby irrevocably waives such immunity.

11.2       This Agreement, together with the Summary ofTerms and the Schedules hereto, constitutes the entire agreement of the parties hereto and shall not be supplemented, amended or modified except by a written instrument duly executed by the parties hereto.

11.3       This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction where the Space is located, without regard to its conflicts of laws rules.

11.4       This Agreement may be executed by facsimile transtmss10n, in one or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

11.5       User and Operator hereby voluntarily submit themselves to the jurisdiction of the Federal and State courts situated in the jurisdiction in which the Space is located for the resolution of any dispute arising under this Agreement, and User and Operator expressly waive any defense or claim of inconvenient forum. User shall pay Operator's fees and expenses, including reasonable attorney's fees and court costs, should Operator prevail in any suit or action brought for the collection or payment of any unpaid User Fees or other fees, charges, taxes or expenses due Operator under this Agreement.

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